Exhibit 10.1

RELEASE EVENT LICENSE AGREEMENT

THIS RELEASE EVENT LICENSE AGREEMENT (“Agreement”) is made effective on December 30, 2025 (“Effective Date”), is by and between Plug Power Inc. on its behalf and on behalf of its Affiliates (“Plug Power”) and Walmart Inc. on its behalf and on behalf of its Affiliates (“Walmart”). Either Walmart or Plug Power may be individually referred to as “Party” as context implies and collectively as “Parties”.

Plug Power and Walmart entered into the Amended and Restated Power Purchase Agreement effective on September 15, 2015 (“PPA”). Plug Power provides the GenKey System to Walmart pursuant to the terms of the PPA. This Agreement does not supersede, cancel or pre-empt the PPA or any other active agreements between Walmart and Plug Power (“Existing Agreements”). Walmart and Plug Power may also enter into other future agreements for GenKey System (“Future Agreements”) for installation and use at additional distribution centers and store locations (“Locations”).

PLUG POWER INFORMATION

Company Name: Plug Power Inc.

Address: 125 Vista Blvd.

City: Slingerlands State: New York Zip: 12159

Contact: Tim Terrill Title: VP of Global Services & Reliability

Telephone: [***] Fax: N/A

E-mail: [***]

Type of entity:

☐ individual/sole proprietorship ☒ corporation ☐ limited liability company

☐ limited partnership ☐ partnership ☐ other:

State/jurisdiction of formation or residence: Delaware Taxpayer ID #: [***]

1. Definitions.

“Affiliate” means any entity controlling, controlled by or under common control with a Party, where “control” is defined as: (a) the ownership of at least fifty percent (50%) of the equity or beneficial interests of such entity; (b) the right to vote for or appoint a majority of the board of directors or other governing body of such entity; or (c) the power to exercise a controlling influence over the management or policies of the entity.

“Alternative Stack Supplier” means any third-party entity(ies) with which a Party enters into a Stack Supplier Agreement for the production and supply of Stacks.

“Applicable Law” means all international, federal, state, local laws or rules promulgated by any supervisory regulatory entity (including the Security Exchange Commission), that a Party is legally required to comply with in performance of this Agreement.

“Bankruptcy Code” has the meaning given to it in Section 9.

“Battery System(s)” means Plug Power’s proprietary battery pack and related electrical components, including thermistors and cooling fans used to store energy and ultimately power GenDrive Power Units, which are manufactured by or for Plug Power.

“Commercialize” means any act by Walmart to offer or make the GenKey System available, or any portion or component of the GenKey System, available to a third-party, whether by sale, license, lease, transfer or other form of disposition (whether or not in exchange for compensation or other consideration). Commercialization does not include Walmart making the GenKey System available to Third-Party Service Providers solely for the purpose of manufacturing, servicing, or supporting the GenKey System for Walmart’s own use.

“Derivative Works” has the meaning set forth in U. S. Copyright Law (17 U.S.C. §101 Definitions).

“Documentation” means Plug Power’s then-existing, proprietary documented training and instructional videos and other related materials, list of GenKey System tools and/or necessary systems utilized by the GenKey System, documented GenKey System processes, technical details, schematics, drawings, designs, bills of materials, diagrams, flowcharts, maintenance and repair manuals, installation manuals, owner’s manuals, notes, instructions and summaries, technical release notes and any other supporting documentation for the GenKey System, as applicable.

“Escrow Agent” means NCC Group Software Resilience (NA) LLC, a Delaware limited liability company and any other escrow company that the Walmart and Plug Power enter into an Escrow Agreement with.

“Escrow Agreement” means the three-party escrow services agreement between Plug Power, Walmart and Escrow Agent in a form reasonably acceptable to Plug Power, Walmart and the Escrow Agent, by and among Plug Power, Walmart and the Escrow Agent, pursuant to which Plug Power agrees to escrow the Escrow Materials for the benefit of Walmart.

“Escrow Materials” means the then-current Documentation, Software and Third-Party Components that Plug Power uses with the GenKey System. For the avoidance of doubt, Escrow Materials include access credentials for Software.

“GH2 System” means the Hydrogen Fueling System that is installed at Walmart Location that uses less than [***] kilograms of hydrogen per day through the Hydrogen Fueling System (and when neither the HH2 System nor the LH2 System is useable).

“GenKey System” means Plug Power’s GenDrive Power Units, Hydrogen Fueling System and Software, including any future iterations thereof, and all related Intellectual Property Rights.

“GenKey System Abuse” means the following which was caused by Walmart: (1) GenDrive Power Units are left in the freezer and allowed to freeze; (2) drive-aways (driving the industrial truck when it still connected to the GenKey System); (3) operator abuse (intentional misuse or damage to the industrial truck or GenDrive Power Units); and/or (4) use of a known contaminants (listed in Schedule H of the PPA) that damages GenDrive Power Units.

“GenKey System License” means the license granted to Walmart by Plug Power under Section 2(a) below.

“Genkey System Maintenance” means the operation, repair, maintaining, fabricating and/or manufacturing of any GenKey System component for the sole purpose of ensuring the GenKey System operates according to Specifications at Walmart Locations, by Walmart or a Third-Party Service Provider.

“GenDrive Power Units” means Plug Power’s proprietary hydrogen fuel cells units and includes Battery Systems and Stacks used with the GenKey System.

“HH2 System” means the liquid Hydrogen Fueling System installed at Walmart Locations that uses less than [***] kilograms of hydrogen per day.

“Hydrogen Fueling System” means the hydrogen supply and associated Infrastructure Equipment which is compatible with the GenDrive Power Units. The Hydrogen Fueling System includes all safety systems required by applicable law. Hydrogen Fueling Systems include the following configurations: (a) GH2 System; (b) HH2 System; (c) LH2 System, and any future such system yet to be utilized or developed.

“Infrastructure Equipment” means the infrastructure equipment and associated materials that are installed outside a Walmart Location and connect to Plug Power’s indoor hydrogen dispensing system to refuel GenDrive Power Units for use with the Hydrogen Fueling System.

“LH2 System” means the liquid Hydrogen Fueling System installed at Walmart Locations that uses more than [***] kilograms of hydrogen per day through the Hydrogen Fueling System.

“Intellectual Property Rights” means all patent rights (including, without limitation, the right to make, use, sell and import), trademark rights (including, without limitation, trade names, trademarks, service marks, logos, and trade dress), mask work rights, copyright rights (including, without limitation, the right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trade secrets, moral rights, right of publicity, right of privacy, authors’ rights, contract and licensing rights, goodwill and all other intellectual property rights, including Derivative Works thereof, that may exist now or in the future and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States or any other country or jurisdiction throughout the world.

“Release Event” means: (a) Plug Power files a voluntary petition under Chapter 7 of the Bankruptcy Code; (b) Plug Power becomes subject to an involuntary bankruptcy proceeding (not caused, petitioned, or encouraged by Walmart) under Chapter 7 of the Bankruptcy Code that is not challenged within [***] calendar days after proper service of the summons by the petitioning creditors or, if contested within the [***] day period, such involuntary proceeding is not dismissed or converted into a Chapter 11 case within [***] days after Plug Power contests the proceeding or such longer time as may be agreed by Walmart and Plug Power (not to be unreasonably withheld); (c) Plug Power makes an assignment for the benefit of its creditors; (d) a receiver, trustee, custodian or similar official is appointed on a final basis to manage Plug Power’s business affairs or assets related to the Escrow Materials; (e) after filing a petition initiating a Chapter 11 bankruptcy case under the Bankruptcy Code, Plug Power in its capacity as the debtor and debtor-in-possession, or any trustee appointed in any bankruptcy case of Plug Power, rejects this Agreement pursuant to 11 U.S.C. § 365(a) and as set forth in a final non-appealable order issued by the applicable court; (f) in the event that more than [***] of Walmart’s entire fleet of industrial trucks that rely upon the GenKey System are not operational for normal business use during the Term due to Plug Power’s acts or omissions, excluding any GenKey System Abuse, (“GenKey System Event”); (g) Walmart terminates the PPA for cause (pursuant to the terms of the PPA); or (h) prior to Walmart’s termination of the PAA, (1) all material operations associated with the design, manufacture, marketing, sale, lease, and service of its GenKey System business are ceased or (2) the Stacks for the GenKey System are no longer offered for sale, lease, or other commercial disposition.

“Software” means Plug Power’s proprietary software (cloud or installed based) used in with the GenKey System.

“Specifications” means technical drawings and configurations, schedules, technical and performance specifications and requirements related to the GenKey System as set forth in the applicable Documentation.

“Stacks” means Plug Power’s proprietary group of proton exchange membranes that are connected in a series to power the GenDrive Power Units, which are manufactured by Plug Power or an Alternative Stack Supplier.

“Stack Intellectual Property” means Plug Power Intellectual Property Rights associated with production and manufacture of its proprietary Stacks.

“Stack Supplier Agreement” means a written three-way agreement between the Parties and an Alternative Stack Supplier, that: (i) requires Plug Power to train the applicable Alternative Stack Supplier in its Stack manufacturing processes, procedures, safety protocols, best practices, assembly procedures, appropriate processes, and equipment necessary for Alternative Stack Supplier to assemble, manufacture or produce Stacks or components thereof; (ii) identifies the number of Stacks to be produced by the Alternative Stack Supplier (including the identification of fees) and (iii) includes other terms mutually agreed upon between the Parties and the applicable Alternative Stack Supplier.

“Third-Party Components” means all third-party product and/or software that Plug Power is authorized to use and license in connection with the GenKey System.

“Third-Party Service Provider” means a third-party that Walmart retains (i) to operate, repair, maintain, fabricate and/or manufacture the GenKey System for the sole purpose of ensuring the GenKey System operates according to Specifications at Walmart Locations; or (ii) to operationalize the Conditional Limited Stack License set forth in Section 2(f)(ii) of this Agreement, including for avoidance of doubt an Alternative Stack Supplier.

“Walmart Materials” means algorithms, approaches, code, concepts, data, designs, developments, documentation, discoveries, expressions, inventions, know how, methodologies, multi-media files, object codes, processes, programs, skills, software, techniques, hardware, technology, tools, that has been developed or otherwise created by or on behalf of Walmart or licensed by Walmart prior to or outside of this Agreement, and excludes Plug Power Intellectual Property (defined in Section 7(c) below) and which may be improved or modified be Walmart.

2. Release Event License, Covenants and Release Event Disputes, and Restrictions and Proprietary Rights.

a. Release Event License. In the event of a Release Event, Plug Power grants Walmart, subject to the terms and conditions of this Agreement, a personal, limited, revocable, non-exclusive, worldwide, non-transferable, non-sublicensable (except as expressly permitted by this Agreement), non-assignable license to: (i) access, use, modify and create Derivative Works of the Escrow Materials solely for internal business purposes at its Locations and exclusively in the performance of GenKey System Maintenance; and (ii) make or have a Third-Party Service Provider make (solely for Walmart and only as set forth in Section 2(c) below) any component of the GenKey System for use in the performance of GenKey System Maintenance at Walmart Locations. The license rights granted in this Section 2(a) shall commence on the day the Escrow Materials are released and continue until either (i) Plug Power cures the Release Event or Parties resolve a Release Event Dispute in Plug Power’s favor, if applicable, or (ii) the later of three (3) years after the day the Escrow Materials are released or the remainder of the Term of this Agreement.

b. Covenants and Release Event Disputes.

(i) Plug Power. Plug Power covenants not to dispute any Release Event in bad faith, but such covenant shall in no event be construed as Plug Power waiving its rights to dispute a Release Event, pursuant to the terms set forth in this Agreement and the Escrow Agreement.

(ii) Walmart. Walmart covenants not to exercise the license granted in Section 2(a) until the Escrow Materials are obtained pursuant to the terms of this Agreement and the Escrow Agreement.

(iii) Release Event Disputes. “Release Event Dispute” means a Release Event that is challenged by Plug Power. Plug Power agrees to provide Walmart with prompt written notice identifying the rationale for challenging a Release Event. Plug Power may give notice of a Release Event Dispute at any time within the time frame specified in the Escrow Agreement (“Release Event Dispute Notice”). Walmart and Plug Power agree that Release Event Disputes will not prohibit the release of Escrow Materials upon the occurrence of a Release Event. Following receipt of a Release Event Dispute Notice, Walmart and Plug Power will work in good faith to seek to promptly resolve the Release Event Dispute. If Walmart and Plug Power are unable to mutually agree on a resolution the Release Event Dispute within ten (10) days of the Release Event Dispute Notice, then each Party will assign an executive-level (senior vice president or above) representative to accordingly resolve the issues.

c. Sublicensing. Walmart may sublicense its license rights under Section 2(a) to a Third-Party Service Providers solely for use in the performance and delivery of the GenKey System Maintenance at Walmart Locations. Walmart, prior to working with any Third-Party Service Provider or exercising the license granted in this Agreement, will enter into a vendor agreement that is no less protective of Plug Power and Plug Power’s Intellectual Property Rights than Sections 1, 2(d) and 7 of this Agreement (“Vendor Agreement”) and restricts the Third-Party Service Provider to using the Escrow Materials solely for Walmart and only during and for the purpose for which the Third-Party Service Provider is engaged. If any Third-Party Service Providers breaches the Vendor Agreement, Walmart agrees that such breach shall be treated as a material breach of this Agreement by Walmart, which shall entitle Plug Power to terminate this Agreement in accordance with Section 8 below.

d. Restrictions. Walmart shall not directly or indirectly do any of the following at any time:

(i) except as may be needed for GenKey System Maintenance, remove, circumvent, disable, damage or otherwise interfere with security-related features used in connection with the GenKey System;

(ii) use the Escrow Materials in violation of the GenKey System License set forth in Section 2(a) above;

(iii) commercialize the GenKey System;

(iv) use the GenKey System outside the scope of any portion of the Specifications;

(v) cause or allow the Escrow Materials to become subject to any “copyleft” open-source license, freeware or other similar license or distribution models; and/or

(vi) directly or indirectly infringe or misappropriate Plug Power’s Intellectual Property Rights.

e. No Implied Rights. All rights not expressly granted by Plug Power to Walmart are expressly reserved to Plug Power. There are no implied rights.

f. Alternative Stack Supplier Obligations.

(i) Stack Supplier Sourcing and Stack Supplier Agreement Deadline.

A.) Plug Power, within [***] days of the Effective Date, using commercially reasonable practices, agrees to select one (1) or more Alternative Stack Supplier(s) to assist with the production of Stacks and enter into a letter of intent for such purposes with the Alternative Stack Supplier (“Stack Supplier Sourcing Period”). Walmart reserves the right to meet with the Alternative Stack Supplier to validate the Alternative Stack Supplier’s ability to produce the Stacks and approve in writing any Alternative Stack Supplier selected by Plug Power based on said Alternative Stack Supplier’s validated ability to support Walmart’s requirements for Stacks, which approval may not be unreasonably withheld.

B.) After an Alternative Stack Supplier has been selected, the Parties will work in good faith to enter into a Stack Supplier Agreement within [***] days from the earlier of the selection of the Alternative Stack Supplier and Walmart written approval of the same or the conclusion of the Stack Supplier Sourcing Period (“Stack Supplier Agreement Deadline”). Plug Power hereby agrees that the Stack Supplier Agreement shall contain a provision requiring the Alternative Stack Supplier to produce a first run of stacks within [***] days of the execution of a Stack Supplier Agreement. Walmart shall be responsible for all costs incurred in the process of establishing an Alternative Stack Supplier.

C.) In the event that either Plug is unable to complete its obligations under Section 2(f)(i)(A) within the Stack Supplier Sourcing Period or the Parties are unable to enter into a Stack Supplier Agreement by the Stack Supplier Agreement Deadline, Walmart may, at its discretion, extend the Stack Supplier Sourcing Period and/or the Stack Supplier Agreement Deadline, as applicable, if Plug Power substantiates that the reasons for any such delay are beyond its control.

D.) In the event that the Parties are unable to enter into a Stack Supplier Agreement by the Stack Supplier Agreement Deadline or the Alternative Stack Supplier has not produced and readied for delivery the first batch of Stacks within [***] days of the Effective Date, Plug Power shall compensate Walmart for costs incurred by Walmart to sustain industrial truck operational capabilities in the normal course of business in the amount of [***] for the first month (the “Base Amount”), with the Base Amount multiplied by the number of months elapsed since the first month for each subsequent month thereafter, not to exceed [***] per month, until such time as the Parties enter into a Stack Supplier Agreement with an Alternative Stack Supplier or Walmart enters into an agreement with a Third-Party Service Provider and the Alternative Stack Supplier or Third-Party Service Provider has produced and readied for delivery the first batch of Stacks.

(ii) Conditional Limited Stack License.

In the event that Plug Power does not enter into a Stack Supplier Agreement within the [***] days of the Effective Date (or any extended period pursuant to Section 2(f)(i)(C)), Plug Power grants Walmart, subject to the terms and conditions of this Agreement, a personal, limited, non-exclusive, worldwide, non-transferable, non-sublicensable (except as expressly permitted by this Agreement), non-assignable license solely to access and use Plug Power Stack Intellectual Property to make or have a Third-Party Service Provider make (solely for Walmart) any component of Stacks used in connection with the GenKey System (“Conditional Limited Stack License”). The license rights granted in this Section 2(f)(ii) shall commence on the day the Escrow Materials for the Stack Intellectual Property are released. In no event will the Conditional Limited Stack License exceed the Term of this Agreement. For the avoidance of doubt, Walmart shall not pay an additional Initial License Fee, an additional Annual License Fee (No Release Event), a Release Event Fee or an Annual License Fee (Release Event). Walmart shall protect Plug Power Stack Intellectual Property with confidentiality and cybersecurity measures at least as astringent as those Walmart uses to protect Walmart Intellectual Property.

(iii) Plug Power hereby agrees and acknowledges that Walmart may procure stacks from an Alternative Stack Supplier pursuant to a Stack Supplier Agreement, a Conditional Limited Stack License, or a Release Event license. For the avoidance of doubt, Walmart hereby agrees and acknowledges that, excluding the procurement of Stacks pursuant to a Stack Supplier Agreement, a Conditional Limited Stack License, or a Release Event license, Plug Power will remain Walmart’s primary supplier of Stacks under the PPA as long as Plug Power is meeting its contractual obligations in the PPA and its other contractual obligations relating to its supply of Stacks to Walmart. Walmart agrees to name Plug Power as a third party beneficiary to its agreement with a Third-Party Service Provider to produce Stacks and shall include a provision in such agreement granting Plug Power the right to manage distribution of any Stacks produced by the Third-Party Service Provider. Plug Power reserves the right to approve in writing any Third-Party Service Provider selected by Walmart to produce Stacks, which approval may not be unreasonably withheld.

3. Escrow Materials Deposit and Release Events.

a. Escrow Material Deposits. Within [***] days of the Effective Date, Plug Power will enter into an Escrow Agreement, and will deposit the Escrow Materials with the Escrow Agent pursuant to the terms of the Escrow Agreement (“Initial Escrow Deposit”). Plug Power, after the Initial Escrow Deposit, is obligated to supplement the Initial Escrow Deposit when Plug Power issues a Technical Service Bulletin (“TSB”) related to the GenKey System, including TSBs for Software updates which include bug fixes and modifications ( “Escrow Material Update Event”). Plug Power will update the Escrow Materials with the Escrow Agent within [***] days of the applicable Escrow Material Update Event (“Escrow Deposit Update”). The Escrow Agreement will provide for the release of all Escrow Materials to Walmart upon the occurrence of a Release Event, pursuant to the terms of the Escrow Agreement. Plug Power shall complete all Escrow Deposit Updates as required by Section 3(a) and the Escrow Agreement. Walmart shall pay the fees that the Escrow Agent invoices Walmart for the Initial Escrow Deposit, subsequent Escrow Deposit Updates, and any additional services that Walmart may request of the Escrow Agent pursuant to the terms of the Escrow Agreement (“Escrow Agent Fees”).

b. Release Event. Upon the occurrence of a Release Event, Walmart may instruct the Escrow Agent to release all Escrow Materials to Walmart pursuant of the terms of the Escrow Agreement.

c. Procedure for Release Events. The procedure for releasing the Escrow Materials upon the occurrence of a Release Event shall be mutually agreed upon by Plug Power and Walmart and specified in the Escrow Agreement.

d. GenKey System Event Cure. In the event Plug cures a Release Event that is a GenKey System Event by reducing the non-operational industrial trucks to [***] or less of Walmart’s entire fleet of industrial trucks for a period of six (6) consecutive months due to Plug Power’s actions (“GenKey System Event Cure”), then the access to and use of the Escrow Materials pursuant to the license granted in Section 2(a) above shall cease. Within [***] days of the GenKey System Event Cure, (i) Walmart shall cease (or cause any third-party manufacturer to cease) the manufacturing of all GenKey System or any other use of the Escrow Materials and cease use of the GenKey System License until or unless a subsequent Release Event occurs in the future, and (ii) Plug Power, following the GenKey System Event Cure date, shall refund the Release Event Fee (as defined in Exhibit A).

4. Training.

Plug Power and Walmart will mutually agree upon a time and place for informational training sessions solely related to the GenKey System for no more than two (2) individuals who are full time employees of Walmart and specifically employed in Walmart’s Information Technology department (“GenKey Training”). In no event shall the GenKey Training involve or include any third parties. GenKey Training may also be held virtually as mutually agreed upon in writing by Plug Power and Walmart.

5. Fees; Invoicing and Payment.

a. Invoicing and Fees. Plug Power will invoice Walmart in the manner and frequently set forth in Exhibit A (“Invoice”). Fees are set forth in Exhibit A.

b. Payment. Walmart will pay all undisputed invoices (or undisputed portions thereof) within forty-five (45) days of receipt of the applicable Invoice. Walmart will provide Plug Power with written notice of any disputed Fees within thirty (30) days of receipt of the applicable invoice (“Disputed Invoice”). Following receipt of a Disputed Invoice notice, Walmart and Plug Power will work in good faith to promptly resolve the Disputed Invoice. Each Disputed Invoice notice will identify the Fees Walmart is disputing and the rationale for the same. Walmart shall not be required to pay the Fees (or disputed portion thereof) included in any Disputed Invoice until such Disputed Invoice is resolved. Plug Power shall not restrict nor suspend any of its obligations under this Agreement for non-payment of Fees if the Fees in question are included in a Disputed Invoice. If Plug Power and Walmart are unable to mutually agree on a resolution with respect to Fees included in a Disputed Invoice within ten (10) days of the Disputed Invoice notice, then each Party will assign an executive-level (senior vice president or above) representative to accordingly resolve the issues.

c. Taxes. If Plug Power is required to pay or collect any federal, state, local, value-added goods and services, or any other similar taxes or duties based on this Agreement, then such taxes and/or duties shall be invoiced to and paid by Walmart pursuant to the terms herein; provided, however, that Walmart shall not be required to pay any taxes based on Plug Power’s net income (“Taxes”).

6. Warranties and Disclaimer of Implied Warranties.

a. General Warranty. Each Party, to its knowledge, represents and warrants as of the date of this Agreement to the other Party that: (i) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder without any further ratification or approval; (ii) this Agreement constitutes the legal, valid and binding obligations of such Party, except as may be limited by bankruptcy and insolvency laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity); (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with any obligation, contract, lease or license which would reasonably be expected to interfere with the consummation of the transactions contemplated hereby; (iv) it has the right, power and authority to grant the rights and licenses granted hereunder; (v) it will comply with Applicable Law; and (vi) it will act in good faith with respect to exercising its rights and fulfilling all its obligations under this Agreement.

b. GenKey System. Plug Power represents and warrants that the license set forth in Section 2(a) of Agreement is sufficient for Walmart use of the GenKey System, pursuant to the terms of this Agreement, in the event of a Release Event.

c. Disclaimer of Implied Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6(A) ABOVE, PLUG POWER HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES IN CONNECTION WITH ANY OF THE ESCROW MATERIALS, WHETHER STATUTORY, IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF NON-INFRINGEMENT OF THIRD-PARTY RIGHTS UNDER ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE, AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM COURSE OF DEALING AND USAGE OF TRADE. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6(A) ABOVE, WALMART HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES IN CONNECTION WITH THIS AGREEMENT, WHETHER STATUTORY, IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF NON-INFRINGEMENT OF THIRD-PARTY RIGHTS UNDER ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE, AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM COURSE OF DEALING AND USAGE OF TRADE.

7. Confidential Information and Intellectual Property Ownership.

a. Confidential Escrow Materials. All Escrow Materials are furnished by Plug Power to Walmart on a confidential basis for its sole and exclusive use, subject to the terms provided in this Agreement. Walmart shall neither copy nor divulge any of the foregoing materials, or any portion thereof, during the Term or after the termination of this Agreement to any person except (i) its employees who have agreed in writing to maintain confidentiality and need access to the Escrowed Materials to perform their job duties in connection with this Agreement or in the event of an Release Event, and (ii) Third-Party Service Providers pursuant to the terms of a Vendor Agreement who have bona fide need to access and use the Escrow Materials solely for GenKey System Maintenance as set forth in Section 2(c) above.

b. Mutual Confidentiality of Terms. “Confidential Information” means, Plug Power Intellectual Property, Walmart Intellectual Property, includes the terms of this Agreement and nonpublic information that the Parties exchange, in any form, during the Term of this Agreement. A Party may not disclose Confidential Information to any person or entity, except that a Party may disclose the terms of this Agreement (i) in confidence to its officers, directors and significant equity holders and key employees with a need to know, (ii) in confidence to its attorneys, accountants, and tax and other professional advisors, (iii) in connection with Tax audits, (iv) to the extent as may be required to enforce or defend rights under this Agreement, (v) as required to comply with generally accepted accounting principles, stock-exchange rules, or applicable securities, tax, or other laws and regulations, including routine regulatory examinations or audits, and disclosure obligations of applicable securities law, (vi) in response to a subpoena, court order, or other compulsory judicial, administrative or other legal process or proceeding or as otherwise as required by law, including the Bankruptcy Code, and (vii) in confidence to actual or prospective lenders, investors, acquirers, joint-venture partners, or other financing, business combination, or strategic-transaction counterparties (and their advisers) connection with in due diligence; provided that, in the case of subpart (vi) above, the disclosing Party will provide the other Party with prompt written notice of such disclosure in order to enable the other Party to obtain a protective order or other confidential treatment.

c. Intellectual Property Rights.

(i) Plug. Plug Power owns all Intellectual Property Rights in and to the Escrow Materials and GenKey System and all Plug Power Confidential Information (“Plug Power Intellectual Property”).

(ii) Walmart. Walmart owns all Intellectual Property Rights in and to Walmart Materials and all Walmart Confidential Information (“Walmart Intellectual Property”).

8. Term and Termination.

a. Term. This Agreement shall commence on the Effective Date and shall continue until for fifteenth (15) calendar years from unless earlier terminated as provided in this Agreement “Initial Term”). Walmart and Plug Power may mutually agree to extend the term of the Initial Term as a written amendment to this Agreement or through a separate written agreement (“Extension Term,”). The Initial Term and Extension Term, as applicable, shall be referred to as the “Term”. Walmart and Plug Power are under no obligation to agree to an Extension Term.

b. Termination by Walmart. This Agreement may be terminated by Walmart if Plug Power materially breaches this Agreement, including but not limited to Section 2(b), 6 and 7(b) of this Agreement, and Plug Power fails to cure the applicable breach identified in this Section 8(b) within sixty (60) days of receipt of a written notice from Walmart describing in reasonable detail the Plug Power material breach (“Plug Power Material Breach”).

c. Termination by Plug Power. This Agreement may be terminated by Plug Power if Walmart materially breaches this Agreement, including but not limited to (i) failure to pay an undisputed invoice pursuant to Section 5(b) of this Agreement within sixty (60) days of receipt of a written notice from Plug Power, (ii) failure to cure a Vendor Agreement breach within sixty (60) days of receipt of a written notice from Plug Power describing nature of the breach, or (iii) failure to cure a breach of Section 2(d) of this Agreement within sixty (60) days of receipt of a written notice from Plug Power describing in reasonable detail the Walmart material breach (“Walmart Material Breach”).

d. License Termination. Upon termination or expiration of the License Term (if applicable), all rights and licenses will immediately and automatically terminate and Walmart shall cease all further use of the Escrow Materials and Walmart shall permanently erase and destroy all Escrow Materials in Walmart’s possession, custody or control.

e. Survival. In the event of any termination or expiration of this Agreement for any reason, all provisions of this Agreement whose meaning requires them to survive shall survive the expiration or termination of this Agreement, including, but not limited to, Sections 1, 2, 7(b), 8(e), 9 – 13.

9. Rights in Bankruptcy.

Plug Power acknowledges that, for the purposes of section 365(n) of the Bankruptcy Code, (a) this Agreement is a license of “intellectual property” as defined in section 101 of the Bankruptcy Code, (b) the Escrow Materials are “embodiments” thereof, (c) this Agreement (and any agreement supplementary hereto, including the Escrow Agreement) shall be subject to section 365(n) of the Bankruptcy Code and (d) Walmart, as licensee of such rights under this Agreement, shall be entitled to retain and may fully exercise all of its rights and elections with respect thereto as permitted under the Bankruptcy Code, subject to Walmart’s compliance with its obligations under section 365(n) of the Bankruptcy Code and any other applicable law.

10. Indemnification.

a. Plug Power. Plug Power shall indemnify, defend and hold Walmart, and its successors, assigns, officers, directors, employees, agents and representatives harmless from and against any and all third-party Claims that arise from Plug Power’s breach of Section 6(a) of this Agreement and/or Walmart’s use of the GenKey System (pursuant to the terms of this Agreement) infringes or misappropriates the Intellectual Property Rights of such third party or except to the extent attributable to: (i) unauthorized modifications of the GenKey System by Walmart; (ii) activities of Walmart after Plug Power has notified Walmart in writing that such activities may result in such infringement; (iii) Walmart’s use of the GenKey System outside the scope of any portion of the Specifications; and/or (iv) the combination of the GenKey System with any products or services that have not been provided, either directly or indirectly, or specifically approved in writing by Plug Power.

b. Walmart. Walmart shall indemnify, defend and hold Plug Power, and its successors, assigns, officers, directors, employees, agents and representatives harmless from and against any and all third-party Claims, that arise from Walmart’s engagement of a Third-Party Service Provider pursuant to the terms of the applicable Vendor Agreement, except to the extent attributable to Plug Power’s Material Breach.

c. Procedure and Settlement. “Claim” means fines, penalties, lawsuits, actions, proceeding, demands, certain losses, obligations, losses, debts, costs, attorneys’ fees, judgements, settlements, orders, controversies, penalties, injuries, liabilities, expenses or damages against a Party. As a condition to the foregoing: (i) the applicable indemnified Party shall promptly notify the other Party in writing of a Claim of which it has knowledge; (ii) provide the indemnifying Party sole control of the defense and settlement of the Claim; and (iii) cooperate as reasonably required with the indemnifying Party in the defense of the Claim. The indemnified Party shall not be responsible for any settlement it does not approve in writing (not to be unreasonably withheld). The indemnifying Party in defense of any Claim or litigation, shall not, except with the written consent of indemnified Party (not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to indemnified Party of a release from all liability with respect to the Claim or litigation. Subject to the indemnified Party’s foregoing obligation not to unreasonably withhold its consent, the indemnified Party shall have the right to reject any offer to settle any Claim against it.

c. Counsel. If at any time during the defense of a Claim the indemnified Party wishes to retain its own counsel, it may do so at its sole expense.

11. Limitation of Liability.

EXCEPT FOR WALMART’S BREACH OF SECTION 2,SECTION 3(B), OR SECTION 7 OF THIS AGREEMENT, OR IN THE CASE OF FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR A PARTY’S INDEMNIFICATION OBLIGATIONS, WALMART’S PAYMENT OBLIGATIONS SET FORTH IN THE APPLICABLE NEW BUSINESS AGREEMENT), WALMART’S MISAPPROPRIATION OF PLUG POWER INTELLECTUAL PROPERTY AND PLUG POWERS VIOLATION OF APPLICABLE LAW(S) BREACH OF SECTIONS 2(B)(I) AND 6(A) OF THIS AGREEMENT, (A) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR INDIRECT DAMAGES, AND (B) IN NO EVENT SHALL A PARTY’S LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CLAIMS, LOSSES, INJURIES, SUITS, DEMANDS, JUDGMENTS, LIABILITIES, COSTS, EXPENSES OR DAMAGES FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT), AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY (INCLUDING NEGLIGENCE), EXCEED [***]. THE LIMITATIONS OF LIABILITY REFLECT THE ALLOCATION OF RISK BETWEEN WALMART AND PLUG POWER. THE LIMITATIONS SPECIFIED IN THIS SECTION WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED ITS ESSENTIAL PURPOSE.

12. Choice of Law; Dispute Resolution.

a. Choice of Law. The Parties mutually acknowledge and agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict-of-law provisions. The Parties mutually acknowledge and agree to waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. The Parties acknowledge that they have read and understand this clause and agree voluntarily to its terms. Each Party will bear its own legal expenses, attorneys’ fees and costs of all experts and witnesses with respect to any disputes.

b. Dispute Resolution. The Parties agree to submit any disputes, claims or controversy arising from this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate to binding arbitration administered by the JAMS pursuant to its Comprehensive Arbitration Rules and Procedures by giving written notice to the other Party and to the JAMS. The arbitration proceedings shall be conducted before one (1) arbitrator. Selection of the arbitrator(s) shall be by any method that is agreeable to the Parties; provided that, if the Parties are unable to agree on a panel of arbitrator(s) within twenty (20) days after the dispute is submitted to arbitration, the JAMS shall appoint the arbitrator(s). No person may be selected as an arbitrator who has had a prior relationship with either of the Parties or their counsel, whether business, professional, social or otherwise. The place of arbitration shall be in Dover, Delaware, unless the Parties mutually agree otherwise. Judgment on the award may be entered in any court having jurisdiction. This Section 12(b) does not preclude any Parties from seeking injunctive relief or other equitable remedies in the appropriate jurisdiction.

13. General.

a. Assignment. Neither Party may assign this Agreement, or any of its respective rights or obligations hereunder, without the prior written consent of the other Party (which will not be unreasonably withheld); provided, however, that Plug Power may assign this Agreement in whole or in part to a successor in connection with a merger, consolidation, reorganization or acquisition of all or substantially all of Plug Power’s assets or stock (“Successor Business”). In the event that Plug Power sells, transfers, assigns or in any other manner conveys the Plug Power Intellectual Property, in whole or in part, to a Successor Business, Plug Power shall on behalf of itself and its Affiliates ensure that (i) the Release Event License and Conditional Limited Stack License, as applicable, shall be binding upon any purchaser, acquirer, assignee, or any other successor-in-interest of any such Plug Power Intellectual Property, and (ii) no right, title or interest in, to or under any such Plug Power Intellectual Property shall be transferred, assigned or otherwise conveyed or granted to any Successor Business, in whole or in part, unless such Person agrees in writing to be bound by the obligations of this Agreement. Any attempted assignment in violation of this section is void.

b. Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be (i) delivered personally; (ii) sent by electronic email transmission with express confirmation of receipt (excluding auto-replies and bounce-back messages and any emails to an account that has been deactivated or is no longer valid); or (iii) sent by registered or certified mail, return receipt requested, postage prepaid or by reputable overnight courier to the other party at its principal place of business set forth below or at such other address as the party may designate by written notice. Notice will be effective upon actual receipt thereof.

If to Walmart:	Walmart Inc.
805 Respect Drive
Bentonville, Arkansas 72716
Attn: EVP – Supply Chain

with copy to:	Walmart U.S. Legal – Supply Chain
805 Respect Drive
Bentonville, Arkansas 72716

If to Plug Power:	Plug Power Inc.
125 Vista Boulevard
Slingerlands, New York 12159
Attn: General Counsel
Email: legal@plugpower.com

c. This Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof. Any prior or any contemporaneous agreements, understandings, negotiations or representations, whether oral or written, relating to the subject matter of this Agreement are superseded and canceled in their entirety. All Existing Agreements and Future Agreements are and will remain unchanged and in full force and effect in accordance with their terms.

d. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by either Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

e. Severability. If any provision of this Agreement is adjudged by a court to be invalid, void or unenforceable, the Parties agree that the remaining provisions of this Agreement shall not be affected thereby, that the provision in question may be replaced by the lawful provision that most nearly embodies the original intention of the Parties and that this Agreement shall in any event otherwise remain valid and enforceable.

f. Injunctive Relief. Unless otherwise specified in this Agreement, all rights, remedies and powers of a Party are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereby or Applicable Laws now existing or hereafter enacted. Each Party acknowledges and agrees that if it breaches any obligations hereunder, the other Party may suffer immediate and irreparable harm for which monetary damages alone shall not be a sufficient remedy, and that in addition to all other remedies that the nonbreaching Party may have, the nonbreaching Party shall be entitled to seek injunctive relief, specific performance or any other form of relief in a court of competent jurisdiction, including, but not limited to, equitable relief, to remedy a breach hereof by the breaching Party and to enforce this Agreement and waives any requirement for the securing or posting of any bond in connection with such remedy.

g. Interpretation. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

h. Publicity. Plug Power will not make any public statements about the terms of this Agreement except as: (i) required to maintain compliance with Applicable Law or the Security and Exchange Commission (SEC), or (ii) as mutually agreed upon by the Parties.

i. Counterparts. This Agreement may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument. The Parties consent to use of facsimile, electronic and/or digital signatures in the execution of this Agreement and the same shall be binding upon the Parties as if they were an original signature. Facsimile, electronic and digital copies of the Agreement, including properly executed PDF versions of the Agreement, shall be regarded as an original instrument by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representative as of the Effective Date.

PLUG POWER INC.		WALMART INC.

By:	/s/ Andy Marsh	By:	/s/ John Furner
Printed Name: Andy Marsh		Printed Name: John Furner
Title: CEO		Title: President and CEO, Walmart U.S.
Date: December 30, 2025 | 17:39 PST		Date: December 31, 2025 | 08:00 CST

WALMART INC.

		By:	/s/ Todd Sears
Printed Name: Todd Sears
Title: EVP and CFO, Walmart U.S.
Date: December 30, 2025 | 21:28 CST

EXHIBIT A

FEES, INVOICING, PAYMENT, ADDITIONAL TERMS AND NEW BUSINESS

1.	Fees, Invoicing and Payment (License)

Plug Power will invoice Walmart pursuant to the following schedule:

FEE NAME/FEE TYPE	INVOICING	PAYMENT

Initial License Fee	Plug Power will invoice Walmart in the amount of [***] on the day that Escrow Agent provides written confirmation of receipt of the Escrow Materials.	Governed by Section 5 of the Agreement.

Annual License Fee (No-Release Event)	Plug Power will invoice Walmart in the amount of [***] on the anniversary of date of the Invoice for the Initial Licensee Fee	Governed by Section 5 of the Agreement.

Annual License Fee (Release Event)	In the event of a Release Event Plug Power will invoice Walmart in the amount of [***] on the anniversary of date of the Invoice for the Initial Licensee Fee.	Governed by Section 5 of the Agreement.

Release Event Fee	In the event of a Release Event that Plug Power will invoice Walmart in the in amount of [***] on the Release Event Date.	Governed by Section 5 of the Agreement.

2. Additional Terms

a. Warrants and Additional Consideration. In addition to the Fees set forth in this Exhibit A, (i) the Transaction Agreement dated July 20, 2017 between Plug Power and Walmart (“Transaction Agreement”) shall be terminated on the Effective Date and, (ii) the unvested portion of the Warrant issued pursuant to the Transaction Agreement shall be cancelled and forthwith become void and (iii) the vested portion of the Warrant shall be forfeited and Plug Power shall have no subsequent obligation to issue, and Walmart shall have no subsequent right to acquire, any Warrant Shares. All terms not defined in this Agreement will have the meaning set forth in the Transaction Agreement which is hereby incorporated by reference. The Parties will work together in good faith to execute any additional agreements that may be needed to terminate the Transaction Agreement.

b. Equipment Purchase Commitment. Within the [***] days from the Effective Date, Walmart agrees to work collaboratively and in good faith with Plug Power to review all equipment purchase opportunities. Additionally, on or before [***] Walmart will provide to Plug Power a written decision regarding equipment it would like to purchase subject to Walmart internal approval. Walmart will start immediately moving a request to purchase through its internal approval process and work in good faith to progress through such process as quickly as practicable.